Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Park Hotels & Resorts Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule(2)	Amount Registered(3)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate(2)	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $.01 par value per share (4)	Other	—	—	—	—	—

	Equity	Preferred Stock, $.01 par value per share (4)	Other	—	—	—	—	—

	Equity	Depositary Shares Representing an Interest in Preferred Stock (5)	Other	—	—	—	—	—

	Other	Warrants	Other	—	—	—	—	—

	Other	Rights	Other

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—		—	—	—	—	—

	Total Offering Amounts				—			—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)

This registration statement covers offers, sales and other distributions of securities listed in this table from time to time at prices to be determined. This registration statement also covers delayed delivery contracts that the registrant may issue. The party purchasing the contracts may be required to purchase common stock or preferred stock. The contracts may be issued together with the offered securities to which they relate. In addition, offered securities registered under this registration statement may be sold separately, together or as units with other offered securities registered under this registration statement.

(2)	The registrant is deferring payment of all of the registration fee in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.
(3)

An unspecified aggregate initial offering of the securities of each identified class is being registered as may from time to time be offered by the registrant at unspecified prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered hereunder. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares.

(4)

Includes common stock and preferred stock that may be issued upon conversion of preferred stock registered under this registration statement or upon exercise of warrants registered under this registration statement. No separate consideration will be received for common stock or preferred stock that is issued upon conversion of preferred stock or exercise of warrants registered under this registration statement.

(5)

Each depositary share will be issued under a deposit agreement, which will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.